SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                               CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities & Exchange Act of 1934


                         Date of Report: May 8, 1997

                        MT. OLYMPUS ENTERPRISES, INC.
             (Exact name of registrant as specified in charter)


          UTAH                   33-11795                      87-0441351
(State or other jurisdiction (Comission File Number)    (IRS Employer I.D No.)
 of Incorporation)

                   5110 South 800 East, Murray, UT                84117
                (Address of principal executive offices)          (Zip Code)

     Registrant's Telephone Number, including Area Code:     (801) 262-2265

                 PLEASE SEND A COPY OF ALL CORRESPONDENCE
                 OR RESPONSES TO COUNSEL FOR REGISTRANT AT:


                            Mr. Julian D. Jensen
                         311 South State, Suite 380
                          Salt Lake City, UT 84111

 Telephone of Counsel for Registrant, including Area Code:  (801) 531-6600

             ITEM 2.  Acquisition of Assets

      On April 24, 1997, Mt. Olympus Enterprises, Inc. (hereinafter sometimes referred to as "MOE," the "Registrant," or "the Company") entered into a Preliminary Letter of Intent for reorganization with a privately-held Texas corporation known as Afritel Telecommunications, Inc. of Houston, Texas hereinafter "Afritel"). A copy of this Preliminary Letter of Intent is attached ereto as Exhibit "A" and incorporated by this reference. The general purpose of the reorganization will be what is sometimes commonly described as a "reverse acquisition" wherein MOE will acquire all of the issued and outstanding stock of Afritel pursuant to a forty three-to-one (43:1) reverse split of the presently issued and outstanding four million three hundred thousand (4,300,000) shares of the Company, which would result in there being one hundred thousand (100,000) shares of MOE outstanding prior to the acquisition. The Company would then issue four million five hundred thousand (4,500,000) shares subsequent to the reverse split to the Afritel shareholders, and an additional five hundred thousand (500,000) reverse split shares to certain related parties or affiliates acting as agents or consultants for the consummation of this transaction. The Company intends to change its name to Afritel, elect a new Board of Directors as nominated by the current Afritel management, and adopt, as its principal business, the development and marketing of telecommunication systems in Zaire, and/or other developing African nations.

          The following purports to be an outline of what management of MOE believes to be the most significant aspects of the proposed reorganization, but which outline is not a complete or detailed enumeration of all points contained inthe attached and incorporated Preliminary Letter of Intent, which should be reviewed by any interested person examining this 8-K Report:

  1. It is believed that the reorganization will provide a potential for an active business purpose, which the Company has lacked for an extended period of time. However, in order to acquire the development-stage business ("Afritel"), each of the present shareholders of the Company will have to incur a substantial dilution in their sharehold position through the approximate 43:1 reverse split,and the subsequent issuance of an almost equal number of reverse split shares (4,500,000) to the present shareholders of Afritel. It is anticipated that subsequent to, and in the event of, the approval of the reorganization, all present shareholders would collectively own approximately two percent
(2%) of the issued and outstanding shares of the Company.

  2. In additional to the 4,500,000 shares being issued to the Afritel shareholders, 500,000 shares will be issued to Mr. Dennis G. Madsen, who has acted as a Finding and Negotiating Agent for the Company, in consideration for completion of the reorganization activities and forgiveness of obligations owing by the Company to Mr. Madsen. While Mr. Madsen is not an officer or director, he has been designated by the Board of Directors as an Agent and has worked closely in negotiating and presenting for Board approval all of the terms and provisions of the proposed reorganization. As a result, Mr. Madsen should be considered as an "affiliate" of the Company. It is not anticipated that Mr. Madsen will retain all of the 500,000 shares, and will cause certain of these shares to be issued to certain prior officers, directors and other prior affiliates of the Company. Further, certain of these shares are pledged to a third party on an "as issued" basis for providing interim funding for the Company, see paragraph 3 below. No formal agreements exist as to distribution of these shares, nor is there any legal requirement that shares be distributed or assigned, except for the agreement of Mr. Madsen to a Mr. Andrew Limpert, who has provided interim funding for the Company to retire debts and obligations. As further consideration for the assignment of these shares to Mr. Madsen, Mr. Madsen has agreed to cancel all of the outstanding debts and obligations owed by the Company to Mr. Madsen in the approximate principal amount of Nineteen Thousand Dollars ($ 19,000.00), as more particularly set-out in the most current December, 1996 Audited Financial Statements for the Company.

  3. Reasonably concurrently with the entry of the Preliminary Letter of Intent as to the reorganization with Afritel, the Company entered into a Memorandum of Understanding with Mr. Madsen; whereby, Mr. Madsen has personally guaranteed to retire and discharge all present outstanding debts and obligations of the Company, as required by the Reorganization Agreement. Mr. Madsen then arranged for interim funding supplied by a Mr. Andrew Limpert. In exchange, Mr. Limpert has been promised by Mr. Madsen an assignment of a percentage of the 500,000 finder/agent stock to be issued to Mr. Madsen, as described in paragraph 2, above. It should also be understood that this finder/agent stock is subject to S-8 Registration (registration pertaining to an owner or affiliate pursuant to a corporate stock option plan) for at least 200,000 of the total 500,000 shares. A copy of the Memorandum of Understanding, wherein Mr. Madsen would agree to discharge all debts and obligations and indemnify the Company from all its present debts and obligations in partial consideration for the 500,000 shares; and, the Short Term Funding Agreement, whereby Mr. Limpert is advancing sixty thousand dollars ($60,000.00) to discharge such debts in participation with Mr. Madsen in the 500,000 shares are attached hereto and incorporated as Exhibits "B" and "C," respectively. A copy of the Board Minutes approving the foregoing transactions, including the Plan of Reverse Acquisition, is also attached hereto as Exhibit "D."

  4. It should be noted that Afritel is a start-up entity which has not engaged in any intended business activities in the telecommunications industry in the continent of Africa, or otherwise, and has not generated any revenues to date. There is minimal capitalization in Afritel; and, as part of the requirements for consummation of the reorganization, Afritel must complete an initial Private Placement Offering to raise initial funding in the sum of five hundred thousand dollars ($500,000.00). Further, the Company has not obtained from Afritel preliminary financial statements, and has entered the Preliminary Letter of Intent upon condition and understanding that Afritel will supply preliminary financial statements prior to the execution of a definitive reorganization agreement and the completion of the Reorganization. It is the understanding of the Registrant that Afritel has engaged in certain preliminary contacts and efforts to obtain licenses and rights to conduct its intended business in Zaire, or other African nations, but has not completed such processes.

  5. It is the present opinion of counsel for Mt. Olympus Enterprises, Inc. that, while the Company does not require shareholder approval to complete a share acquisition of Afritel through the issuance of its shares as contemplated by the Preliminary Letter of Intent, it will be necessary for the current shareholders to subsequently ratify the reverse split of shares incident to completion of such reorganization. It is further the intent of management of MOE to present for shareholder vote, along with the election of new Directors and ratification of the reverse split, a general non-binding resolution for approval of the Reorganization Agreement. In all events, shareholders will have the opportunity to effectively approve or disapprove the reorganization by voting upon the reverse split of shares and the election of the proposed Directors by Afritel. It is the present intent of management of MOE to present all of these matters for shareholder vote and approval pursuant to a Proxy Statement as soon as possible.

  6. It would be the intent of present management to fully resign and allow the election of designated Directors by Afritel, pursuant to shareholder vote. Directors so elected would then appoint new officers. It should then be understood that the new management of the Company will direct the Company to engage solely and exclusively in the business purposes of Afritel.

         ITEM 5.  Other Events

 As indicated above, as a necessary and concurrent undertaking to the completion of the proposed reorganization with Afritel, the Company has concurrently entered into a Memorandum of Understanding with its affiliate, Mr. Dennis Madsen, to fully discharge and pay all debts and obligations of the Company as required under the Afritel Reorganization Agreement. As partial consideration for this agreement, the Company has agreed to the 500,000 share post-split issuance of stock to Mr. Madsen, or assigns. See more detailed description under Item 2, above. It should be noted that this Memorandum of Understanding does not directly involve the Company raising funds to discharge these obligations, but has afforded Mr. Madsen an opportunity, as the agent of the Company, to enter into an independent financing agreement with a third party by the name of Mr. Andrew Limpert, who has advanced $60,000.00 to discharge these obligations. The obligation and agreement of the Company as to Mr. Limpert is that, should the reorganization not be fully consummated with Afritel, Mr. Limpert will be fully and exclusively repaid for this loan of $60,000.00 from the 500,000 shares of finder's stock authorized for Mr. Madsen upon completion of the reorganization. Mr. Limpert would be entitled to an agreed portion of the 500,000 shares from Mr. Madsen upon completion of the Afritel Reorganization. These matters are more fully set-out in the Memorandum of Understanding and Short Term Funding Agreement attached hereto and incorporated as Exhibits.

   The Company has recently been able to reestablish a limited trading market as of April 25, 1997 through Alpine Securities in Salt Lake City, Utah on the OTC Bulletin Board. A copy of this Notification of Authorization for Resumption of Trading from the National Association of Securities Dealers is attached hereto and incorporated by this reference as Exhibit "E." It should be noted that the Company, pursuant to the reorganization agreement with Afritel, will be required to develop two (2) other market makers prior to the consummation of the reorganization. At present, the Company has no assurance that other market makers can be obtained, but is continuing its efforts and discussions with potential market makers.

    The Company has issued a press release to be distributed through its present market maker, Alpine Securities, and to be delivered to the business departments of local news organizations within Salt Lake City, Utah. A form of this press release is attached hereto and incorporated by this reference as Exhibit "F."
                   ITEM 7.  Financial Statements and Exhibits **

  Preliminary Letter of Intent with Afritel Communications, Inc.  . . . . .
Exhibit "A" Memorandum of Understanding between MOE and Dennis Madsen . . .
Exhibit "B" Short Term Funding Agreement (Madsen/Limpert) . . . . . . . . . .
Exhibit "C" Approving Resolution of the Board of Directors . . . . . . . . . . .
Exhibit "D" Notification of Authorization from NASD . . . . . . . . . . . . . .
Exhibit "E" Press Release. . . . . . . . . . . . . . . . . . . . . . . . . .
Exhibit "F" [The Preliminary Financial Statements of Afritel, Inc. are not
             presently available, but will be filed as Supplements to this 8-K Form, as received.]

                              SIGNATURES

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                MT. OLYMPUS ENTERPRISES. INC.

                                                /S/

                                                L. Kent Mackay, President
                                                5110 South 800 East
                                                Murray, UT 84117
Date: May      , 1997



** EXHIBITS FILED MANUALY PURSUANT TO FORM SE